As filed with the Securities and Exchange Commission on May 9, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cortexyme, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-1024039
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

269 East Grand Ave.

South San Francisco, CA 94080

(415) 910-5717

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cortexyme, Inc. 2019 Equity Incentive Plan

Cortexyme, Inc. 2019 Employee Stock Purchase Plan

(Full title of the plans)

Casey C. Lynch

Cortexyme, Inc.

269 East Grand Ave.

South San Francisco, CA 94080

(415) 910-5717

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Scott M. Iyama, Esq.

Andrew D. Thorpe, Esq.

Peter M. Lamb, Esq.

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, California 94025

(650) 614-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
To be issued under the Cortexyme, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) pursuant to future awards under the 2019 Plan	2,591,031(2)	$17.00(3)	$44,047,527.00	$5,338.57
Outstanding options under the 2019 Plan	2,282,406(4)	$3.73(5)	$8,513,374.38	$1,031.83
To be issued under the Cortexyme, Inc. 2019 Employee Stock Purchase Plan (the “ESPP” and together with the 2019 Plan, the “Plans”) pursuant to future awards under the ESPP	268,295(6)	$14.45(7)	$3,876,862.75	$469.88
Totals:	5,141,732		$56,437,764.13	$6,840.28

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock (“Common Stock”) of Cortexyme, Inc. (the “Registrant”) that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2019 Plan. The number of shares reserved for issuance under the 2019 Plan will be automatically increased on the first day of each fiscal year, starting in fiscal 2020, by a number of shares equal to the lesser of (i) 2,146,354 shares, (ii) 4% of the total number of shares of Common Stock outstanding on the last day of the prior fiscal year or (iii) such number of shares as determined by the Registrant’s board of directors (the “Board”).

(3)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on May 9, 2019 pursuant to Rule 424(b) under the Securities Act.

(4)	Represents shares of Common Stock reserved for issuance pursuant to outstanding options granted under the 2019 Plan.
(5)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for options outstanding under the 2019 Plan as of the date of this Registration Statement.

(6)

Represents shares of Common Stock reserved for issuance pursuant to the ESPP. The number of shares reserved for issuance under the ESPP will be automatically increased on the first day of each fiscal year, starting in fiscal year 2020 by a number of shares equal to the lesser of (i) 536,589 shares of Common Stock, (ii) 1% of the total number of shares of Common Stock outstanding on the last day of the prior fiscal year or (iii) such number of shares as determined by the Board.

(7)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s common stock multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)

The Registrant’s Prospectus dated May 9, 2019, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-230853), which contains audited consolidated financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated May 1, 2019, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Orrick, Herrington & Sutcliffe LLP and certain attorneys and investment funds affiliated with the firm own shares of the Registrant’s preferred stock which will be converted into an aggregate of 10,403 shares of Common Stock immediately prior to the completion of the Registrant’s initial public offering of its Common Stock.

Item 6. Indemnification of Directors and Officers

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated bylaws that will be effective upon the closing of the Registrant’s initial public offering provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation that will be effective upon the closing of the Registrant’s initial public offering provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments the Registrant may make to its officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

In any underwriting agreement the Registrant enters into in connection with the sale of common stock being registered in the Registrant’s initial public offering, the underwriters will agree to indemnify, under certain conditions, the Registrant’s, its directors, its officers and persons who control the Registrant within the meaning of the Securities Act against certain liabilities.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Documents

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained in the signature page to this Registration Statement)

99.1	2019 Equity Incentive Plan and forms of agreement thereunder (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form S-1).

99.2	2019 Employee Stock Purchase Plan and forms of agreement thereunder (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form S-1).

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California on May 9, 2019.

Cortexyme, Inc.

By	/s/ Casey C. Lynch
Casey C. Lynch
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Casey C. Lynch and Christopher Lowe, each of them with power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments of this Registration Statement, including post-effective amendments, and to file the same, together with exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Casey C. Lynch	President, Chief Executive Officer and Chairman	May 9, 2019
Casey C. Lynch	(Principal Executive Officer)

/s/ Christopher Lowe	Chief Financial Officer	May 9, 2019
Christopher Lowe	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stephen S. Dominy	Director	May 9, 2019
Stephen S. Dominy, M.D.

/s/ David A. Lamond	Director	May 9, 2019
David A. Lamond

/s/ Margi McLoughlin	Director	May 9, 2019
Margi McLoughlin, Ph.D.

/s/ Una Ryan	Director	May 9, 2019
Una Ryan, OBE, Ph.D.

/s/ Christopher J. Senner	Director	May 9, 2019
Christopher J. Senner

/s/ Kevin Young	Director	May 9, 2019
Kevin Young, CBE